Exhibit 99.1

McKESSON RE-FILES PRE-MERGER NOTIFICATION

UNDER THE HART-SCOTT-RODINO ACT

SAN FRANCISCO & JACKSONVILLE, Florida, December 10, 2012 – McKesson Corporation (NYSE: MCK), a leading healthcare services and information technology company, and PSS World Medical, Inc. (NASDAQ: PSSI), announced today that McKesson has voluntarily withdrawn and re-filed its notification and report form filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) in connection with the proposed acquisition by McKesson of PSS World Medical. As previously announced on October 25, 2012, McKesson and PSS World Medical have signed a definitive agreement under which McKesson will acquire all outstanding shares of PSS World Medical for $29.00 per share in cash.

Upon re-filing of the HSR Act notification and report forms, the Federal Trade Commission will have an additional 30-day period in which to determine whether to clear the proposed transaction or issue a request for additional information and documentary material, commonly referred to as a “second request.” McKesson and PSS World Medical look forward to continuing to work cooperatively and constructively with the Federal Trade Commission as it conducts its review of the proposed transaction.

About McKesson

McKesson Corporation, currently ranked 14th on the FORTUNE 500, is a healthcare services and information technology company dedicated to making the business of healthcare run better. We partner with payers, hospitals, physician offices, pharmacies, pharmaceutical companies and others across the spectrum of care to build healthier organizations that deliver better care to patients in every setting. McKesson helps its customers improve their financial, operational, and clinical performance with solutions that include pharmaceutical and medical-surgical supply management, healthcare information technology, and business and clinical services. For more information, visit http://www.mckesson.com.

About PSS World Medical, Inc.

PSS World Medical, Inc. (Nasdaq:PSSI) markets and distributes medical products and services to front-line caregivers throughout the United States. With 4,000 team members, PSS is a leader in the markets it serves with innovative approaches to customer service and operational excellence. Its stated purpose is to strengthen the clinical success and financial health of caregivers by solving their biggest problems. The Company is focused to accelerate growth in four markets - Physician, Laboratory, Dispensing, and Home Care & Hospice — with products and solutions that deliver high quality, cost effective, and convenient patient care. For more information on PSS, visit www.pssworldmedical.com.

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McKesson Contacts:

Erin Lampert, 415-983-8391 (Investors and Financial Media)

Erin.Lampert@McKesson.com

Kris Fortner, 415-983-8352 (General and Business Media)

Kris.Fortner@McKesson.com

PSS World Medical Contact:

Jenny Kobin, 904-332-3287 (Investors and Media)

Investor-info@pssd.com

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